Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use in this Registration Statement on Form S-4 filed with the Securities and Exchange Commission of our report dated August 7, 2003 (except for Note 20 as to which the date is September 2, 2003) on the financial statements of MSB Financial, Inc. as of June 30, 2003 and 2002 and the periods ended June 30, 2003, 2002 and 2001.

/s/ Crowe Chizek & Company LLC
Grand Rapids, Michigan
November 19, 2003